UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 7, 2011

AFFYMAX, INC.

(Exact name of registrant as specified in charter)

Delaware	001-33213	77-0579396
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation)

4001 Miranda Avenue
Palo Alto, California 94304

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 812 -8700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item1.01.     Entry into a Material Definitive Agreement.

On November 7, 2011, Affymax, Inc. (the “Company”) entered into a Settlement Agreement with Janssen Biotech, Inc., a subsidiary of Johnson & Johnson, and certain of its affiliated companies (“JBI”) (the “Settlement Agreement”) under which the Company obtains a non-exclusive license to the intellectual property in dispute, including U.S. Patent No. 5,767,078 and certain related patents and patent applications ( “078 Patent and related foreign cases”) determined by an arbitration panel to be solely invented and owned by JBI as previously disclosed.

The Settlement Agreement provides for payment by the Company to JBI of $6 million within 30 days of execution thereof, $2 million by June 30, 2012, a $2.5 million milestone payment upon FDA regulatory approval of peginesatide, and a $2.5 million milestone payment upon regulatory approval of peginesatide in the first major European country.

Concurrent with the execution of the Settlement Agreement, the Company and Takeda entered into an amendment to the Collaboration and License Agreements dated February 13, 2006 and June 27, 2006 (the “Takeda Amendment”) in connection with the above settlement payments to JBI.  As set forth in the Takeda Amendment, Takeda will reimburse the Company of up to 50% of such amounts to JBI or $6.5 million in total contingent upon the accomplishment of certain milestones related to peginesatide regulatory approvals and commercial events.

In addition, the Company shall pay and be solely responsible for royalties to JBI on sales of peginesatide in Europe, Japan and certain other countries outside of the United States until mid-2016.

The Settlement Agreement also provides for the dismissal of all pending proceedings, a covenant not to sue and a release of all claims associated with the arbitration and dispute.

The press release is attached as Exhibit 99.1 and hereby incorporated by reference.

ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS.

(d)  Exhibits:

Exhibit No.	Description

99.1	Press Release entitled “Affymax and Janssen Biotech Settle Patent Dispute” dated November 9 , 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AFFYMAX, INC .

Dated: November 9, 2011	By:	/s/ Grace U. Shin

General Counsel

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release entitled “Affymax and Janssen Biotech Settle Patent Dispute” dated November 9, 2011.